ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                          GUARDIAN INTERNATIONAL, INC.

                                       I.

         The name of the corporation is Guardian International, Inc. (the "Corporation").

                                       II.

         Article III of the Articles of Incorporation of the Corporation is hereby amended to include Section 8 as follows:

         1. Section 8. Series E Cumulative Preferred Stock. 16,397 shares of Preferred Stock shall be designated as Series E 7% Cumulative Preferred Stock, par value $.001 per share ("Series E Preferred Stock"), and shall have the following rights and preferences:

         (a)    Designation and Rank.
                --------------------

                All shares of Series E Preferred Stock shall rank equally and be identical in all respects. So long as the Series E Preferred Stock is outstanding, unless consented to by the affirmative vote of 2/3 of the holders of the outstanding Series E Preferred Stock, the Corporation shall not authorize or issue additional equity securities of any kind, including shares of Preferred Stock of any class, series or designation ranking in priority or in parity as to rights and preferences (including in respect of dividends or rights upon liquidation, dissolution or winding-up of the Corporation) with the Series E Preferred Stock now or hereafter authorized including, without limitation, additional shares of Series E Preferred Stock.

         (b)    Dividends.
                ---------

                The holders of the Series E Preferred Stock, in preference to the holders of Class A Voting Common Stock, par value $.001 per share (the "Class A Common Stock"), of the Corporation and the Class B Non-Voting Common Stock, par value $.001 per share (collectively, with the Class A Common Stock, the "Common Stock"), of the Corporation and any other class or classes of stock of the Corporation ranking junior in rights and preferences to the Series E Preferred Stock as to payment of dividends and other distributions shall be entitled to receive, but only out of any funds legally available for the declaration of dividends, cumulative, preferential dividends at the annual rate of 7.00% of the Liquidation Value (as hereinafter defined), in parity with the holders of Preferred Stock ranking in parity with the Series E Preferred Stock, payable as follows:

                  (i) Series E Preferred Stock dividends (the "Dividends") shall commence to accrue on the shares of Series E Preferred Stock and be cumulative from and after the date of issuance of such shares of Series E Preferred Stock (the "Issuance Date") and shall be deemed to accumulate and accrue from day to day thereafter. Dividends for any partial period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

                  (ii) The Dividends shall be payable to the holders of the Series E Preferred Stock quarterly on the 1st day of January, April, July and October commencing July 1, 2001. The Corporation shall pay Dividends in cash; provided, however, that if the provisions of the current credit agreement to which the Corporation is a party, or any replacements thereof, prohibit the Corporation from paying Dividends in cash, the Dividends shall be paid in shares ("Dividend Common Shares") of Class A Common Stock; provided further that in no event shall the Corporation pay cash dividends with respect to any stock of the Corporation ranking junior in rights or preferences to the Series E Preferred Stock during any period in which cash dividends may not be paid or have not been paid with respect to the Series E Preferred Stock. Once issued, any Dividend Common Shares shall rank pari passu and have all of the rights and privileges associated with all other shares of the Class A Common Stock. If Dividends are paid in Dividend Common Shares, the price per share of the Class A Common Stock for determining the number of Dividend Common Shares to be issued shall be equal to the average of the daily bid and asked prices as of closing of the Class A Common Stock averaged over the twenty (20) trading days prior to and including the last day of the quarter immediately preceding the date on which Dividends are payable. The Corporation shall at all times keep reserved such number of shares of its authorized and unissued Class A Common Stock as necessary to pay all Dividends remaining to be paid with respect to the Series E Preferred Stock in shares of Class A Common Stock as contemplated by this Section 8(b)(ii).

                  (iii) So long as any share of Series E Preferred Stock remains outstanding, the Corporation shall not declare, pay or set aside for payment any dividend on any stock ranking junior in rights or preferences to the Series E Preferred Stock or make any payment or set apart any fund for payment with respect to the purchase, redemption or other retirement of any stock ranking junior in rights or preferences to the Series E Preferred Stock unless all accrued and unpaid dividends with respect to the Series E Preferred Stock have been paid in full.

         (c)      Redemption.
                  ----------

                  (i) Optional Redemption. The Corporation may redeem the Series E Preferred Stock, in whole or in part, at any time and from time to time, upon not less than 30 days' written notice, after the Issuance Date for an amount in cash equal to the sum of (1) the Liquidation Value for each such share of Series E Preferred Stock to be redeemed plus (2) any accrued and unpaid Dividends thereon plus (3) a premium equal to the product of (i) the Liquidation Value,
(ii) 7.00% and (iii) a fraction, the numerator of which is of the number of days remaining until (and excluding) October 21, 2004 and the denominator of which is 2,160 (the "Optional Redemption Price Calculation").

                  (ii) Redemption Upon a Happening of Certain Event. A holder of Series E Preferred Stock may elect to cause the Company to redeem its shares of Series E Preferred Stock for an amount in cash equal to the Redemption Price upon the occurrence of an event triggering a redemption right pursuant to
Section 7(c)(ii) of Article III herein. Any and all rights provided for in this Section shall terminate upon the transfer of the Series E Preferred Stock by a holder of such stock as of April 27, 2001 to any person who is not an affiliate of Western Resources, Inc., a Kansas corporation, or of such holder.

                  (iii)    Procedures for Redemption.
                           -------------------------

                           (I) In the event that the Corporation redeems shares
of Series E Preferred Stock pursuant to Section 8(c)(i) above, at least fifteen
(15) days and not more than sixty (60) days prior to the date fixed for any redemption of the Series E Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each holder of record on the record date fixed for such redemption of the Series E Preferred Stock at such holder's address as it appears on the stock books of the Corporation; provided, however, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series E Preferred Stock to be redeemed except as to the holder or holders to whom the Corporation has failed to give said notice or except as to the holder or holders whose notice was defective. The Redemption Notice shall state:

                               (1)  the Redemption Price;

                               (2)  whether all or less than all the outstanding
shares of the Series E Preferred Stock are to be redeemed and the total number of shares of the Series E Preferred Stock being redeemed;

                               (3)  the date fixed for redemption (the
"Redemption Date");

                               (4)  that the holder is to surrender to the
Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Series E Preferred Stock to be redeemed; and

                               (5)  that dividends on the shares of the Series
E Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Redemption Price.

                        (II) (1) In the event that a holder of Series E Preferred Stock (the "Redeeming Series E Holder") elects to redeem its shares of Series E Preferred Stock pursuant to Section 8(c)(ii) above, at least fifteen
(15) days and not more than sixty (60) days prior to the date of any such redemption of the Series E Preferred Stock, written notice (the "Holder's Redemption Notice") shall be given by first class mail, postage prepaid, to the Corporation. The Redemption Notice shall state:

                                    (A) whether all or less than all the
outstanding shares of the Series E Preferred Stock are to be redeemed and the total number of shares of the Series E Preferred Stock being redeemed; and

                                    (B) the date of the redemption (the
"Redemption Date").

                               (2)  The Corporation shall, within 10 days of
receipt of the Holder's Redemption Notice, send a notice to the Redeeming Series E Holder (the "Corporation's Redemption Notice"), stating:

                                    (A) the Redemption Price; and

                                    (B) that the Redeeming Series E Holder is to
surrender to the Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Series E Preferred Stock to be redeemed; and

                                    (C) that Dividends on the shares of Series E
Preferred Stock to be redeemed shall cease to accumulate on the Redemption Date unless the Corporation defaults in the payment of the Redemption Price.

                        (III) Each holder of Series E Preferred Stock redeemed pursuant to the provisions of Section 8(c)(i) or (ii) hereof shall surrender the certificate or certificates representing such shares of Series E Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Corporation's Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                        (IV) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the Redemption Price, Dividends on the Series E Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Redemption Price, without interest; provided, however, that if notices of redemption shall have been given as provided in Section 8(c)(iii)(I) and (II) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit for the holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the holders of the shares to be redeemed shall cease to be stockholders of the Corporation, shall have no interest in or claims against the Corporation by virtue thereof and shall have no rights with respect thereto, except the right to receive the Redemption Price, without interest, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares evidenced thereby shall no longer be outstanding.

         (d) Voting Rights. The holders of Series E Preferred Stock shall not be entitled to vote or consent on any matters required or permitted to be submitted to the stockholders of the Corporation for their approval, except to the extent that voting rights are specifically provided by Florida law or Section 8(a) or 8(e) hereof.

         (e)      Special Voting Rights.
                  ---------------------

                  (i) Amendment to Articles of Incorporation. The Corporation shall not amend its Articles of Incorporation so as to adversely affect in any manner the specified rights, preferences, privileges or voting rights of the Series E Preferred Stock or to authorize additional shares of Series E Preferred Stock unless consented to by the affirmative vote of 2/3 of the holders of the outstanding Series E Preferred Stock.

                  (ii)     Election of Directors.
                           ---------------------

                           (I) Subject to the provisions of Section 8(e)(ii)(II)
below, upon the occurrence of a Default Event (hereafter defined) with respect to the Series E Preferred Stock and for the duration of the Default Period (hereafter defined), the holders of the Series E Preferred Stock, in addition to any other voting rights they may have by law, shall be entitled to vote (voting separately as a series by a majority of the outstanding shares thereof) for the election to the Board of Directors of the smallest number of additional directors necessary to constitute at any given time a majority of the total number of members of the Board of Directors (after giving effect to such election), and should such percentage when applied to the number of the members of the Board of Directors result in a number that includes a fraction, then such number shall be increased to the next whole number. In addition, during the Default Period, the holders of the Series E Preferred Stock shall be entitled to designate (voting as a series as aforesaid) the number of positions on the Board of Directors, which shall be the smallest number of directors necessary for the nominees of the holders of the Series E Preferred Stock to constitute a majority of the full Board. In case the holders of the Series E Preferred Stock become entitled to exercise such special voting rights, they may call a special meeting of stockholders during the Default Period, in the manner provided in the bylaws or otherwise as provided by law, for the purpose of increasing or decreasing the number of positions on the Board of Directors and electing such members to the Board of Directors. In addition, the holders of the Series E Preferred Stock shall have such special voting rights at any annual or regular meeting of stockholders (or any other special meeting not called by the holders of the Series E Preferred Stock) held during the Default Period. In lieu of the foregoing, the holders of the Series E Preferred Stock may take any of such actions by a written consent signed by the holders of at least a majority of the shares the Series E Preferred Stock outstanding and entitled to vote thereon.

                           (II)  Notwithstanding the provisions of Section 8(d)
(ii)(I) above, if during the Default Period, a Default Event occurs and is continuing with respect to the Series D Preferred Stock, the holders of the Series D Preferred Stock, in addition to any other voting rights they may have by law, shall be entitled to vote (together, as a class, with the Series E Preferred Stock) for the election of additional directors to the Board of Directors, as described in Section 8(e)(ii)(I) above.

                           (III) Removal; Vacancies. During the Default Period,
each director elected by the holders of the Series E Preferred Stock may be removed only by the vote of the holders of the majority of the outstanding shares of such series of Preferred Stock, voting separately as a series, at a meeting of the stockholders, or of the holders of the Series E Preferred Stock, called for that purpose. During the Default Period, any vacancy in the office of a director elected by the holders of the Series E Preferred Stock may be filled by a vote of the remaining directors then in office elected by the holders of such series of Preferred Stock, or, if not so filled, by the holders of such series of Preferred Stock at any meeting, annual or special, for the election of directors held thereafter. A special meeting of stockholders, or of the holders of shares of Series E Preferred Stock, may be called for the purpose of filling any such vacancy. In the case of removal of any such director, the vacancy may be filled at the same meeting at which such removal shall be voted. Holders of the Series E Preferred Stock shall be entitled to notice of each meeting of stockholders at which they shall have any right to vote or notice of which is otherwise required by law. In lieu of the foregoing, the holders of the Series E Preferred Stock may take any of such actions by a written consent signed by the holders of at least a majority of the shares of such series of Preferred Stock outstanding and entitled to vote thereon.

                           (IV)  Expiration of Right. Upon termination of the
Default Period, the special voting rights of the holders of the Series E Preferred Stock in default provided hereunder shall be immediately divested, but always subject to the revesting of such right in the holders of the Series E Preferred Stock upon the occurrence of any subsequent Default Event. In the event that such rights of the holders of the Series E Preferred Stock shall cease as provided above, then the directors elected to the Board of Directors by the holders of the Series E Preferred Stock under Section I shall be automatically removed from office, and their respective positions terminated and the number of positions on the Board of Directors reduced in accordance with such termination, without further action on the part of the holders of Preferred Stock, the holders of Common Stock or the Board of Directors.

                           (V)   Default Event. For purposes hereof, a "Default
Event" occurs on the date that (A)(i) the Corporation has failed to pay a Dividend when due and (ii) such Dividend remains unpaid for 30 days or (B) the Corporation fails to discharge any redemption obligation with respect to the Series E Preferred Stock.

                           (VI)  Default Period. For purposes hereof, "Default
Period" means a period commencing on the date a Default Event occurs and ending
(i) with respect to a Dividend default upon the payment of the next quarterly Dividend in full and any cumulative Dividends in arrears in full and (ii) with respect to a redemption default, upon the discharge in full by the Corporation of its obligations with respect to such redemption.

         (f)      Liquidation.
                  -----------

                  (i) The Series E Preferred Stock shall rank pari passu upon liquidation with the Series C Preferred Stock and Series D Preferred Stock and shall be preferred upon liquidation over the Common Stock and any other class or classes of stock of the Corporation which does not expressly rank senior in rights and preferences to the Series E Preferred Stock or on a parity with the Series E Preferred Stock upon liquidation. Holders of shares of Series E Preferred Stock shall be entitled to be paid, after full payment is made on any stock ranking prior to the Series E Preferred Stock as to rights and preferences (but before any distribution is made to the holders of the Common Stock and any junior stock), pro rata based on the Liquidation Value pari passu with the holders of shares of the Series C Preferred Stock and Series D Preferred Stock upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation (a "Liquidation").

                  (ii) The amount payable on each share of Series E Preferred Stock in the event of Liquidation shall be the Liquidation Value plus any accrued and unpaid Dividends.

                  (iii) Upon Liquidation, if the net assets of the Corporation are insufficient to permit the payment in full of the amounts to which the holders of all outstanding shares of Series E Preferred Stock are entitled as provided above, the entire net assets of the Corporation remaining (after full payment is made on any stock ranking prior to the Series E Preferred Stock as to rights and preferences) shall be distributed among the holders of Series E Preferred Stock and the holders of shares of Preferred Stock ranking in parity with the Series E Preferred Stock as to rights and preferences to which they are respectively entitled in amounts proportionate to the full preferential amounts.

                  (iv) For purposes of this Section 8(f), the voluntary sale, lease, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all the Corporation's property or assets to, or its consolidation or merger with, one or more corporations shall not be deemed to be a Liquidation.

         (g)      Notices to Holders of Series E Preferred Stock.
                  ----------------------------------------------

                  In the event:

                  (i) of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the conveyance or transfer of the properties and assets of the Corporation substantially as an entirety, or of any capital reorganization or reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination);

                  (ii)     of Liquidation;

                  (iii) of the occurrence of an event triggering a redemption right pursuant to Section 7(c)(ii) of Article III herein;

                  then the Corporation shall cause to be given to each of the registered holders of the Series E Preferred Stock at its address appearing on the Register for the Series E Preferred Stock, at least 20 calendar days prior to the applicable record date hereinafter specified, by registered mail, postage prepaid, return receipt requested, a written notice stating the date on which any such consolidation, merger, conveyance, transfer or Liquidation or an event triggering a redemption right pursuant to Section 7(c)(ii) of Article III herein is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer or Liquidation.

         This Amendment to the Articles of Incorporation was duly adopted pursuant to Section 607.1002 of the Florida Business Corporation Act by resolution of the Board of Directors on April 11, 2001 and was ratified by the sole holder of the Series C Preferred Stock and Series D Preferred Stock on April 25, 2001.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed on April 27, 2001.

                                      GUARDIAN INTERNATIONAL, INC.



                                      By:    /s/ DARIUS G. NEVIN
                                             -------------------------------
                                      Name:  Darius G. Nevin
                                             ------------------
                                      Title: Director, Vice President and Chief
                                             Finance Officer